EXHIBIT 6.2

                              ASSIGNMENT AGREEMENT

THIS AGREEMENT dated for reference July 20, 1999, is BETWEEN WET COAST CAPITAL CORP., a British Columbia company, of Suite 420, 1090 West Pender Street, Vancouver, British Columbia, V6E 2N7, and fax (604) 682-6509 ("Wet Coast"); AND LA CEIBA MINING CORP., a Nevada company, of Suite 420, 1090 West Pender Street, Vancouver, B.C., V6E 2N7, and fax (604) 682-6509 ("La Ceiba").

WHEREAS Wet Coast has an option to purchase an undivided 100% interest in the King Claims 1, 3, 5-14, New Westminster Mining Division, 121 [degrees], 56' West Longitude and 49 [degrees], 19' North Latitude, British Columbia, Canada by an agreement dated July 20, 1999, attached as Schedule "A" to this agreement (the "Option Agreement") and has agreed to grant La Ceiba an exclusive right to acquire Wet Coast's entire interest in the Option Agreement;

IN CONSIDERATION of the recitals and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree that:

1.       The definitions in the recitals are part of this agreement.

2. Wet Coast irrevocably grants La Ceiba an exclusive right to acquire Wet Coast's entire interest in the Option Agreement pursuant to the terms of the agreement.

3. La Ceiba acknowledges that in order to exercise its right, it is required to:

   a) pay Wet Coast an assignment fee of US$10,000 (the "Assignment Fee") by March 31, 2001 (the "Completion Date"); and

   b) complete the work program on the property referred to in paragraph 3(a) of the Option Agreement (the "Work Program") by the Completion Date.

4.       Wet Coast represents and warrants that:

   a)    it may assign the Option Agreement;

   b) it has granted no other party any right to acquire any of its interest in the Option Agreement; and

   c) it has made the CDN$7,500 option payment referred to in paragraph 3(b) of the Option Agreement.

5. If La Ceiba does not pay the full amount of the Assignment Fee or fails to complete the Work Program by the Completion Date, this agreement will terminate immediately and La Ceiba agrees to abandon any rights it has in the property as of that date with any such interest reverting back to Wet Coast.

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6.       La Ceiba acknowledges that Jeffs & Company Law Corporation prepared this agreement on behalf of and solely for Wet Coast, and that it may contain terms and conditions onerous to La Ceiba. La Ceiba expressly acknowledges that Wet Coast has given La Ceiba adequate time to review this agreement and to seek and obtain independent legal advice, and represents to Wet Coast that it has in fact sought and obtained independent legal advice and is satisfied with all of the terms and conditions of this agreement.

7. This agreement contains the entire agreement between the parties and supersedes all earlier representations, understandings and agreements, whether written or oral, express or implied, that might have lead to the parties making this agreement.

8. The parties will sign any document and do anything within their power that is necessary to implement the terms of this agreement.

9. Time is of the essence of this agreement and of any amendments to this agreement unless it is expressly waived in the amendment.

10. This agreement is governed by the laws of British Columbia and must be litigated in the courts of British Columbia.

11. This agreement ensures to the benefits of and is binding on the parties and their respective successors and permitted assigns.

12. This agreement may be executed in any number of separate counterparts and may be delivered to the parties by fax, and the counterparts together are deemed to be one original document.

THE PARTIES' SIGNATURES below are evidence of their agreement.

WET COAST CAPITAL CORP.

Per:     /s/ Richard N. Jeffs
     ----------------------------
     Authorized Signatory


LA CEIBA MINING CORP.

Per:     /s/ Allen Wilson
     ----------------------------
     Authorized Signatory




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